Exhibit 10.1

CAPITAL VENTURES INTERNATIONAL

c/o Heights Capital Management, Inc.

101 California Street, Suite 3250

San Francisco, CA 94111

Telephone: (415) 403-6500

Facsimile: (415) 403-6525

January 2, 2013

Odyssey Marine Exploration, Inc.

5215 W. Laurel Street

Tampa, Florida 33607

Facsimile: (813) 830-6609

Attention: Chief Executive Officer

Re: Amendment to Senior Convertible Note

Gentlemen:

Reference is made to (i) the Senior Convertible Note, dated November 9, 2011 (the “Initial Note”) issued by Odyssey Marine Exploration, Inc. (the “Company”) to Capital Ventures International (”CVI”) and (ii) the Senior Convertible Note, dated May 10, 2012, issued by the Company to CVI (the “Additional Note” and together with the Initial Note, the “Notes”). Capitalized terms not defined in this amendment agreement (this “Amendment”) have the respective meanings ascribed to them in the Notes.

In consideration of CVI’s agreement to defer installment payments under the Notes in exchange for the Company’s agreement to the amendments set forth herein, the parties hereto hereby agree as follows:

1. Effective as of January 2, 2013 (the “Effective Date”) the effective date hereof, Section 3(b)(ii) of the Additional Note is hereby amended to change the Conversion Price by deleting “$3.74” and replacing it with “$3.17”.

2. In consideration for and subject to the agreements contained in this Amendment, CVI hereby agrees to defer until the March 1, 2013 Installment Dates of each of the Notes, pursuant to Section 8(d) of each of the Notes, the Installment Amounts otherwise payable pursuant to each of the Notes on the January 1, 2013 Installment Dates and the February 1, 2013 Installment Dates. This Amendment shall serve as the notice set forth in Section 8(d) of the Notes.

3. On or before 9:30 a.m., New York time, no later than the third (3rd) Business Day following the Effective Date, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the 1934 Act (the “8-K Filing”). From and after the issuance of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to CVI by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Amendment or otherwise.

Nothing contained herein shall obligate CVI to grant any additional or future deferrals, waivers, amendments, extensions or consents with respect to the Company’s obligations under Section 8 of the Note, any other provision of the Note or otherwise. The Company expressly (i) acknowledges the foregoing limitations, (ii) ratifies and affirms its obligations under the Notes, (iii) agrees that those obligations remain in full force and effect, except as expressly waived or amended hereunder, (iv) represents and warrants to CVI that the execution and delivery of this Amendment has been duly authorized by all requisite corporate action and, as of the date hereof, all of the Equity Conditions have been satisfied and no Event of Default has occurred nor has there occurred an event that with the passage of time or giving of notice would constitute an Event of Default.

This Amendment (i) shall constitute a valid and binding agreement of the Company and CVI, (ii) will represent the binding agreement between the parties with respect to the subject matter hereof, and (iii) shall be governed by and construed in accordance with the laws of the State of New York. Please acknowledge your agreement with the foregoing by executing a counterpart of this letter in the space indicated below and returning the signed counterpart to CVI.

Sincerely,

CAPITAL VENTURES INTERNATIONAL

By:	HEIGHTS CAPITAL MANAGEMENT, INC., ITS AUTHORIZED SIGNATORY

By:	/s/ Martin Kobinger
	Name:	Martin Kobinger
	Title:	Investment Manager

Agreed:

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Michael J. Holmes
	Name:	Michael J. Holmes
	Title:	Chief Financial Officer

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